Exhibit 11.1

BIRCUS BREWING CO.,

CONSENT FOR SECURITIES FILINGS AND SOLICITATIONS

The undersigned hereby grants Bircus Brewing Co., a limited liability company registered in the Commonwealth of Kentucky, 322-326 Elm St., Ludlow, Kentucky 41016, and all of its owners, affiliates, subsidiaries, employees, representatives, licensees, successors and assigns (collectively “Bircus”), the right and permission to use, publish, or print the undersigned’s name and a description of the undersigned’s affiliation and work with Bircus for the purposes of a Regulation A+ Securities Exchange Commission filing and various related state securities filings. The undersigned also permits Bircus to use the undersigned’s name and a description of the undersigned’s affiliation and work with Bircus in Bircus’s efforts to sell securities.

The undersigned hereby waives for himself any and all rights with respect to his name and the description of his affiliation and work with Bircus and any other materials that may be used in connection with them.

The undersigned hereby holds harmless and releases and forever discharges Bircus Brewing Co., its owner’s affiliates, subsidiaries, representatives, advisors from all claims, demands, liability and causes of action which the undersigned, his heirs, representatives, executives, administrators or any other persons acting on the undersigned’s behalf, have or may have by reason of this Consent Form.

This authorization is continuous and may only be withdrawn by the undersigned’s specific written rescission or termination of this authorization. The undersigned has thoroughly read this Consent before signing below, and the undersigned fully understands the contents, meaning and impact of this Consent Form.

THE UNDERSIGNED HAS READ AND FULLY UNDERSTANDS THE CONTENTS OF THIS CONSENT, AND SIGNS IT FREELY AND VOLUNTARILY.

/s/ Alexander Clemens

Alexander Clemens
(Print Name)

Date:	3/11/16

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